                                                                   EXHIBIT 99.1


                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                         AND OTHER FINANCIAL INFORMATION




                                                                                                PAGE
                                                                                                ----
Consolidated Financial Statements:
   Balance Sheets.............................................................................   F-1
   Statements of Operations...................................................................   F-2
   Statements of Cash Flows...................................................................   F-3
   Statements of Partnership Capital and Shareholders' Equity.................................   F-4
   Notes to Consolidated Financial Statements.................................................   F-5
Report of Independent Auditors................................................................   F-34
Selected Financial Information................................................................   F-35
Quarterly Financial Information...............................................................   F-36
Financial Statement Schedule II-Valuation and Qualifying Accounts.............................   F-37

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
                           CONSOLIDATED BALANCE SHEET
                                  DECEMBER 31,
                                   (MILLIONS)

                                                                                              2000         1999
                                                                                              ----         ----
ASSETS
CURRENT ASSETS
Cash and equivalents......................................................................  $   306      $   517
Receivables, including $1.556 and $1.354 billion due from Time Warner,
   less allowances of $677 and $668 million...............................................    3,643        3,328
Inventories...............................................................................      762          639
Prepaid expenses..........................................................................      200          246
                                                                                            -------      -------

Total current assets......................................................................    4,911        4,730

Noncurrent inventories and film costs.....................................................    2,579        2,855
Investments...............................................................................      543          774
Property, plant and equipment.............................................................    7,493        6,488
Cable television franchises...............................................................    5,329        5,464
Goodwill..................................................................................    3,603        3,731
Other assets..............................................................................    1,000          801
                                                                                            -------      -------

Total assets..............................................................................  $25,458      $24,843
                                                                                            =======      =======

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Accounts payable..........................................................................  $ 2,272      $ 1,791
Participations payable....................................................................      969        1,258
Programming costs payable.................................................................      455          459
Debt due within one year..................................................................        3            6
Other current liabilities, including $1.223 billion and $893 million due to Time Warner...    2,799        2,209
                                                                                            -------      -------

Total current liabilities.................................................................    6,498        5,723

Long-term debt............................................................................    7,108        6,655
Other long-term liabilities, including $681 million and $1.292 billion due to Time Warner.    3,045        3,501
Minority interests........................................................................    1,881        1,815

PARTNERS' CAPITAL
Contributed capital.......................................................................    7,349        7,338
Partnership deficit.......................................................................     (423)        (189)
                                                                                            -------      -------

Total partners' capital...................................................................    6,926        7,149
                                                                                            -------      -------

Total liabilities and partners' capital...................................................  $25,458      $24,843
                                                                                            =======      =======





See accompanying notes.

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                            YEARS ENDED DECEMBER 31,
                                   (MILLIONS)

                                                                                     2000       1999       1998
                                                                                     ----       ----       ----
Revenues(a)....................................................................... $13,982    $13,164    $12,246
                                                                                   -------    -------    -------

Cost of revenues(a)...............................................................  (8,867)    (8,377)    (7,842)
Selling, general and administrative(a)............................................  (2,488)    (2,381)    (2,266)
Amortization of goodwill and other intangible assets..............................    (565)      (504)      (509)
Gain (loss) on sale or exchange of cable systems and investments(a)...............      (1)     2,119         90
Gain on early termination of video distribution agreement.........................       -        215          -
Gain on sale of interest in CanalSatellite........................................      65         97          -
Write-down of retail store assets.................................................       -       (106)         -
                                                                                   -------    -------    -------

Business segment operating income.................................................   2,126      4,227      1,719
Interest expense..................................................................    (656)      (561)      (566)
Other income (expense), net(a)....................................................    (278)      (257)      (379)
Corporate services(a).............................................................     (74)       (73)       (72)
Minority interest.................................................................    (208)      (427)      (284)
                                                                                   -------    -------    -------

Income before income taxes and cumulative effect of accounting change.............     910      2,909        418
Income taxes......................................................................    (157)      (150)       (92)
                                                                                   -------    -------    -------

Income before cumulative effect of accounting change..............................     753      2,759        326
Cumulative effect of accounting change............................................    (524)         -          -
                                                                                   -------    -------    -------

Net income........................................................................ $   229    $ 2,759    $   326
                                                                                   =======    =======    =======

---------------
(a) Includes the following income (expenses) resulting from transactions with the partners of TWE and other related companies:

         Revenues.................................................................   $ 679      $ 564      $ 695
         Cost of revenues.........................................................    (376)      (266)      (220)
         Selling, general and administrative......................................     (81)       (55)       (26)
         Gain on sale or exchange of cable systems and investments................       -        308          -
         Other income (expense), net..............................................      26         20          6
         Corporate services.......................................................     (74)       (73)       (72)






See accompanying notes.

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,
                                   (MILLIONS)

                                                                                     2000        1999        1998
                                                                                     ----        ----        ----
OPERATIONS
Net income.....................................................................   $   229     $ 2,759     $   326
                                                                                  -------     -------     -------
Adjustments for noncash and nonoperating items:
   Cumulative effect of accounting change......................................       524           -           -
   Depreciation and amortization...............................................     1,482       1,364       1,436
   Amortization of film costs..................................................     1,676       1,872       1,913
   Gain (loss) on sale or exchange of cable systems and investments............         1      (2,119)        (90)
   Equity in losses of investee companies after distributions..................       275         211         149
Changes in operating assets and liabilities:
   Receivables.................................................................      (507)       (707)       (825)
   Inventories.................................................................    (1,829)     (1,780)     (2,151)
   Accounts payable and other liabilities......................................       551         798       1,178
   Other balance sheet changes.................................................       174         315         352
                                                                                  -------     -------     -------

Cash provided by operations....................................................     2,576       2,713       2,288
                                                                                  -------     -------     -------

INVESTING ACTIVITIES
Investments and acquisitions...................................................      (421)       (478)       (388)
Capital expenditures...........................................................    (1,926)     (1,475)     (1,603)
Investment proceeds............................................................       209         948       1,246
Collection of loan to Time Warner..............................................         -         400           -
                                                                                  -------     -------     -------

Cash used by investing activities..............................................    (2,138)       (605)       (745)
                                                                                  -------     -------     -------

FINANCING ACTIVITIES
Borrowings.....................................................................     2,850       2,658       1,514
Debt repayments................................................................    (2,399)     (2,764)     (1,898)
Redemption of preferred stock of subsidiary....................................         -        (217)          -
Capital distributions..........................................................    (1,003)     (1,200)     (1,153)
Other..........................................................................       (97)       (155)       (241)
                                                                                  -------     -------     -------

Cash used by financing activities..............................................      (649)     (1,678)     (1,778)
                                                                                  -------     -------     -------

INCREASE (DECREASE) IN CASH AND EQUIVALENTS....................................      (211)        430        (235)

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD....................................       517          87         322
                                                                                  -------     -------     -------

CASH AND EQUIVALENTS AT END OF PERIOD..........................................   $   306     $   517     $    87
                                                                                  =======     =======     =======





See accompanying notes.

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
                  CONSOLIDATED STATEMENT OF PARTNERSHIP CAPITAL
                                   (MILLIONS)

                                                                       TIME WARNER        PARTNERS' CAPITAL
                                                                         GENERAL  ---------------------------------
                                                                        PARTNERS'             PARTNERSHIP   TOTAL
                                                                         SENIOR   CONTRIBUTED  EARNINGS   PARTNERS'
                                                                         CAPITAL    CAPITAL    (DEFICIT)   CAPITAL
                                                                         -------    -------    ---------   -------
BALANCE AT DECEMBER 31, 1997.........................................     $1,118    $7,537    $(1,204)    $ 6,333

Net income...........................................................                             326         326
Foreign currency translation adjustments.............................                              (1)         (1)
Unrealized gains on securities.......................................                               2           2
Realized and unrealized losses on derivative financial instruments...                              (6)         (6)
                                                                                              -------     -------

   Comprehensive income..............................................                             321         321

Stock option, tax-related and Senior Capital distributions...........       (579)              (1,287)     (1,287)
Distribution of Time Warner Telecom interests........................                 (191)                  (191)
Allocation of income to Time Warner General Partners' Senior
   Capital...........................................................         64                  (64)        (64)
Other................................................................                   (5)                    (5)
                                                                          ------    ------    -------     -------

BALANCE AT DECEMBER 31, 1998.........................................        603     7,341     (2,234)      5,107

Net income...........................................................                           2,759       2,759
Foreign currency translation adjustments.............................                               1           1
Unrealized gains on securities.......................................                              39          39
Realized and unrealized gains on derivative financial instruments....                               5           5
                                                                                              -------     -------

   Comprehensive income..............................................                           2,804       2,804

Stock option, tax-related and Senior Capital distributions...........       (627)                (735)       (735)
Allocation of income to Time Warner General Partners' Senior
   Capital...........................................................         24                  (24)        (24)
Other................................................................                   (3)                    (3)
                                                                          ------    ------    -------     -------

BALANCE AT DECEMBER 31, 1999.........................................          -     7,338       (189)      7,149

Net income...........................................................                             229         229
Foreign currency translation adjustments.............................                             (44)        (44)
Unrealized losses on securities......................................                             (44)        (44)
Realized and unrealized gains on derivative financial instruments....                               8           8
                                                                                              -------     -------

   Comprehensive income..............................................                             149         149

Stock option and tax-related distributions...........................                            (392)       (392)
Other................................................................                   11          9          20
                                                                          ------    ------    -------     -------

BALANCE AT DECEMBER 31, 2000.........................................     $    -    $7,349    $  (423)    $ 6,926
                                                                          ======    ======    =======     =======



See accompanying notes.

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

         Time Warner Entertainment Company, L.P., a Delaware limited partnership ("TWE"), classifies its business interests into four fundamental areas: Cable Networks, consisting principally of interests in cable television programming; Filmed Entertainment, consisting principally of interests in filmed entertainment, television production and television broadcasting; Cable, consisting principally of interests in cable television systems; and Digital Media, consisting principally of interests in Internet-related and digital media businesses.

         Each of the business interests within Cable Networks, Filmed Entertainment, Cable and Digital Media is important to TWE's objective of increasing partner value through the creation, extension and distribution of recognizable brands and copyrights throughout the world. Such brands and copyrights include (1) HBO and Cinemax, the leading pay-television services, (2) the unique and extensive film, television and animation libraries of Warner Bros. and trademarks such as the Looney Tunes characters and Batman, (3) The WB Network, a national broadcasting network launched in 1995 as an extension of the Warner Bros. brand and as an additional distribution outlet for Warner Bros.'s collection of children's cartoons and television programming, (4) Time Warner Cable, the second largest operator of cable television systems in the U.S. and
(5) Internet websites.

         Financial information for TWE's various business segments is presented herein as an indication of financial performance (Note 14). Except for start-up losses incurred in connection with The WB Network and Digital Media, TWE's principal business segments generate significant operating income and cash flow from operations. The cash flow from operations generated by such business segments is considerably greater than their operating income due to significant amounts of noncash amortization of intangible assets recognized principally in Time Warner Inc.'s ("Time Warner") $14 billion acquisition of Warner Communications Inc. ("WCI") in 1989 and $1.3 billion acquisition of the minority interest in American Television and Communications Corporation ("ATC") in 1992, a portion of which cost was allocated to TWE upon the capitalization of the partnership. Noncash amortization of intangible assets recorded by TWE's business segments amounted to $565 million in 2000, $504 million in 1999 and $509 million in 1998.

         Certain of Time Warner's wholly owned subsidiaries collectively own general and limited partnership interests in TWE consisting of 74.49% of the pro rata priority capital ("Series A Capital") and residual equity capital ("Residual Capital"), and 100% of the junior priority capital ("Series B Capital"). The remaining 25.51% limited partnership interests in the Series A Capital and Residual Capital of TWE are held by MediaOne TWE Holdings, Inc. ("MediaOne"), a subsidiary of AT&T Corp. ("AT&T"). Certain of Time Warner's subsidiaries are the general partners of TWE ("Time Warner General Partners").

CUMULATIVE EFFECT OF CHANGE IN FILM ACCOUNTING PRINCIPLE

         In June 2000, TWE adopted Statement of Position 00-2, "Accounting by Producers and Distributors of Films" ("SOP 00-2"). SOP 00-2 established new film accounting standards, including changes in revenue recognition and accounting for advertising, development and overhead costs. Specifically, SOP 00-2 requires advertising costs for theatrical and television product to be expensed as incurred. This compares to TWE's previous policy of first capitalizing and then expensing advertising costs for theatrical product over the related revenue streams. In addition, SOP 00-2 requires development costs for abandoned projects and certain indirect overhead

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

costs to be charged directly to expense, instead of those costs being capitalized to film costs, which was required under the previous accounting model. SOP 00-2 also requires all film costs to be classified in the balance sheet as noncurrent assets. Provisions of SOP 00-2 in other areas, such as revenue recognition, generally are consistent with TWE's existing accounting policies.

         TWE has adopted the provisions of SOP 00-2 retroactively to the beginning of 2000. As a result, TWE's net income in 2000 includes a one-time, noncash charge of $524 million, primarily to reduce the carrying value of its film inventory. This charge has been reflected as a cumulative effect of an accounting change in the accompanying consolidated statement of operations.

REVENUE CLASSIFICATION CHANGES

         In the fourth quarter of 2000, TWE adopted Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 clarifies certain existing accounting principles for the timing of recognition and the classification of revenues in financial statements. Because TWE's existing revenue recognition policies are consistent with the provisions of SAB 101, the new rules did not have a significant effect on TWE's consolidated financial statements.

BASIS OF CONSOLIDATION AND ACCOUNTING FOR INVESTMENTS

         The consolidated financial statements include 100% of the assets, liabilities, revenues, expenses, income, loss and cash flows of TWE and all companies in which TWE has a controlling voting interest ("subsidiaries"), as if TWE and its subsidiaries were a single company. Significant intercompany accounts and transactions between the consolidated companies have been eliminated. Significant accounts and transactions between TWE and its partners and affiliates are disclosed as related party transactions (Note 16).

         Investments in companies in which TWE has significant influence, but less than a controlling voting interest, are accounted for using the equity method. Under the equity method, only TWE's investment in and amounts due to and from the equity investee are included in the consolidated balance sheet; only TWE's share of the investee's earnings is included in the consolidated operating results; and only the dividends, cash distributions, loans or other cash received from the investee, less any additional cash investments, loan repayments or other cash paid to the investee, are included in the consolidated cash flows.

         Investments in companies in which TWE does not have a controlling interest, or an ownership and voting interest so large as to exert significant influence, are accounted for at market value if the investments are publicly traded and there are no resale restrictions greater than one year. If there are resale restrictions greater than one year, or if the investment is not publicly traded, then the investment is accounted for at cost. Unrealized gains and losses on investments accounted for at market value are reported as a component of accumulated other comprehensive income (loss) until the investment is sold, at which time the realized gain or loss is included in income. Dividends and other distributions of earnings from both market-value and cost-method investments are included in income when declared.

         The effect of any changes in TWE's ownership interests resulting from the issuance of capital by consolidated subsidiaries or equity investees to unaffiliated parties is included in income.

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

FOREIGN CURRENCY TRANSLATION

         The financial position and operating results of substantially all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange on the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses, which have not been material, are included as a component of accumulated other comprehensive income (loss).

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

         Significant estimates inherent in the preparation of the accompanying consolidated financial statements include management's forecast of anticipated revenues and cash flows from investments and the distribution of theatrical and television product in order to evaluate the ultimate recoverability of accounts receivable, film inventory and investments recorded as assets in the consolidated balance sheet. Accounts receivable and sales of home video product in the filmed entertainment industry are subject to customers' rights to return unsold items. Management periodically reviews such estimates and it is reasonably possible that management's assessment of recoverability of accounts receivable, individual films and television product, and investments may change based on actual results and other factors.

REVENUES AND COSTS

Cable and Cable Networks

         A significant portion of cable system and cable programming revenues are derived from subscriber fees. Subscriber fees are recorded as revenue in the period the service is provided. The costs of rights to exhibit feature films and other programming on pay cable services during one or more availability periods ("programming costs") generally are recorded when the programming is initially available for exhibition, and are allocated to the appropriate availability periods and amortized as the programming is exhibited.

Digital Media

         Digital media revenues primarily are derived from advertising and e-commerce activities. Advertising revenues are recognized in the period that the advertisements are exhibited. Revenues from e-commerce activities are recognized when the products are sold.

Filmed Entertainment

         Feature films are produced or acquired for initial exhibition in theaters followed by distribution in the home video, pay cable, basic cable, broadcast network and syndicated television markets. Generally, distribution to the theatrical, home video and pay cable markets (the primary markets) is completed within eighteen months of initial release. Thereafter, feature films are distributed to the basic cable, broadcast network and syndicated television markets (the secondary markets). Theatrical revenues are recognized as the films are exhibited. Home video

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

revenues, less a provision for returns, are recognized when the home videos are sold. Revenues from the distribution of theatrical product to cable, broadcast network and syndicated television markets are recognized when the films are available to telecast.

         Television films and series are initially produced for the broadcast networks, cable networks or first-run television syndication (the primary markets) and may be subsequently licensed to foreign or domestic cable and syndicated television markets (the secondary markets). Revenues from the distribution of television product are recognized when the films or series are available to telecast, except for barter agreements where the recognition of revenue is deferred until the related advertisements are exhibited.

         License agreements for the telecast of theatrical and television product in the cable, broadcast network and syndicated television markets are routinely entered into well in advance of their available date for telecast, which is generally determined by the telecast privileges granted under previous license agreements. Accordingly, there are significant contractual rights to receive cash and barter under these licensing agreements. For cash contracts, the related revenues will not be recognized until such product is available for telecast under the contractual terms of the related license agreement. For barter contracts, the related revenues will not be recognized until the product is available for telecast and the advertising spots received under such contracts are either used or sold to third parties. All of these contractual rights for which revenue is not yet recognizable is referred to as "backlog." Excluding advertising barter contracts, Warner Bros.' backlog amounted to $2.913 billion at December 31, 2000 (including amounts relating to the licensing of film product to TWE's cable television networks of $381 million and $634 million to Time Warner's cable television networks).

         Inventories of theatrical and television product are stated at the lower of unamortized cost or net realizable value. Cost principally consists of direct production costs and production overhead. A portion of the cost to acquire WCI in 1989 was allocated to its theatrical and television product, including an allocation to product that had been exhibited at least once in all markets ("Library"). Library product is amortized on a straight-line basis over twenty years. Individual films and series are amortized, and the related participations and residuals are accrued, based on the proportion that current revenues from the film or series bear to an estimate of total revenues anticipated from all markets. These estimates are revised periodically and losses, if any, are provided in full. Film inventories generally include the unamortized cost of completed theatrical and television films, theatrical films and television series in production pursuant to a contract of sale, film rights acquired for the home video market, advances pursuant to agreements to distribute third-party films and the Library.

ADVERTISING

         In 2000, TWE began expensing advertising costs for theatrical and television product as incurred in accordance with SOP 00-2. Prior to that time, in accordance with Financial Accounting Standards Board ("FASB") Statement No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films," advertising costs for theatrical and television product were capitalized and amortized over the related revenue streams in each market that such costs are intended to benefit, which generally does not exceed three months. Other advertising costs are expensed upon the first exhibition of the advertisement. Advertising expense, excluding advertising costs of theatrical and television product in 1999 and 1998, amounted to $1.3 billion in 2000, $288 million in 1999 and $284 million in 1998.

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

CASH AND EQUIVALENTS

         Cash equivalents consist of commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

         In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a Replacement of FASB Statement No. 125" ("FAS 140"). FAS 140 revises the criteria for accounting for securitizations and other transfers of financial assets and collateral. In addition, FAS 140 requires certain additional disclosures. Except for the new disclosure provisions, which are effective for the year ended December 31, 2000, FAS 140 is effective for the transfer of financial assets occurring after March 31, 2001. Management does not expect the provisions of FAS 140 to have a significant impact on TWE's consolidated financial statements.

FINANCIAL INSTRUMENTS

         Effective July 1, 1998, TWE adopted FASB Statement No. 133, as amended by FASB Statement No. 138, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 requires that all derivative financial instruments that qualify for hedge accounting, such as foreign exchange contracts, be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or partners' capital (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. The adoption of FAS 133 did not have a material effect on TWE's financial statements.

         The carrying value of TWE's financial instruments approximates fair value, except for differences with respect to long-term, fixed-rate debt (Note
7) and certain differences relating to cost method investments and other financial instruments that are not significant. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost. Additions to cable property, plant and equipment generally include material, labor, overhead and interest. Depreciation is provided generally on the straight-line method over useful lives ranging up to thirty years for buildings and improvements and up to sixteen years for furniture, fixtures, cable television and other equipment. Property, plant and equipment consists of:

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                                                                 DECEMBER 31,
                                                                                            --------------------
                                                                                              2000         1999
                                                                                              ----         ----
                                                                                                  (MILLIONS)
         Land and buildings.............................................................    $   842      $   817
         Cable television equipment.....................................................      9,326        7,613
         Furniture, fixtures and other equipment........................................      2,274        2,135
                                                                                            -------      -------
                                                                                             12,442       10,565
              Less accumulated depreciation.............................................     (4,949)      (4,077)
                                                                                            -------      -------

         Total..........................................................................    $ 7,493      $ 6,488
                                                                                            =======      =======


INTANGIBLE ASSETS

         As a creator and distributor of branded information and entertainment copyrights, TWE has a significant and growing number of intangible assets, including goodwill, cable television franchises, film and television libraries and other copyrighted products and trademarks. In accordance with generally accepted accounting principles, TWE does not recognize the fair value of internally generated intangible assets. Costs incurred to create and produce copyrighted product, such as feature films and television series, generally are either expensed as incurred, or capitalized as tangible assets, as in the case of cash advances and inventoriable product costs. However, accounting recognition is not given to any increasing asset value that may be associated with the collection of the underlying copyrighted material. Additionally, costs incurred to create or extend brands, such as the start-up of The WB Network, generally result in losses over an extended development period and are recognized as a reduction of income as incurred, while any corresponding brand value created is not recognized as an intangible asset in the consolidated balance sheet. On the other hand, intangible assets acquired in business combinations accounted for by the purchase method of accounting are capitalized and amortized over their expected useful life as a noncash charge against future results of operations. Accordingly, the intangible assets reported in the consolidated balance sheet do not reflect the fair value of TWE's internally generated intangible assets, but rather are limited to intangible assets resulting from certain acquisitions in which the cost of the acquired companies exceeded the fair value of their tangible assets at the time of acquisition.

         TWE amortizes goodwill over periods up to forty years using the straight-line method. Cable television franchises, film and television libraries and other intangible assets are amortized over periods up to twenty years using the straight-line method. Amortization of intangible assets amounted to $565 million in 2000, $504 million in 1999 and $509 million in 1998. Accumulated amortization of intangible assets at December 31, 2000 and 1999 amounted to $4.507 billion and $3.942 billion, respectively.

         TWE periodically reviews the carrying value of acquired intangible assets for each acquired entity to determine whether an impairment may exist. TWE considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of intangible assets can be recovered. If it is determined that the carrying value of intangible assets will not be recovered from the undiscounted future cash flows of the acquired business, the carrying value of such intangible assets would be considered impaired and reduced by a charge to operations in the amount of the impairment. An impairment charge is measured as any deficiency in the amount of estimated undiscounted future cash flows of the acquired business available to recover the carrying value related to the intangible assets.

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

INCOME TAXES

         As a Delaware limited partnership, TWE is not subject to U.S. federal and state income taxation. However, certain of TWE's operations are conducted by subsidiary corporations that are subject to domestic or foreign taxation. Income taxes are provided on the income of such corporations using the liability method prescribed by FASB Statement No. 109, "Accounting for Income Taxes."

STOCK OPTIONS

         Time Warner has various stock option plans under which it may grant options to purchase Time Warner common stock to employees of Time Warner and TWE. In accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations, compensation cost for stock options is recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. Generally, the exercise price for stock options granted to employees of TWE equals or exceeds the fair market value of Time Warner common stock at the date of grant, thereby resulting in no recognition of compensation expense by Time Warner, nor charged to TWE.

COMPREHENSIVE INCOME (LOSS)

         Comprehensive income (loss) consists of net income and other gains and losses affecting partners' capital that, under generally accepted accounting principles, are excluded from net income. For TWE, such items consist primarily of unrealized gains and losses on marketable equity investments and foreign currency translation gains and losses.

         The following summary sets forth the components of other comprehensive income (loss) accumulated in partners' capital:

                                                                                                      ACCUMULATED
                                                         FOREIGN                       DERIVATIVE        OTHER
                                                         CURRENCY      UNREALIZED       FINANCIAL    COMPREHENSIVE
                                                       TRANSLATION   GAINS (LOSSES)    INSTRUMENT        INCOME
                                                          LOSSES      ON SECURITIES  GAINS (LOSSES)      (LOSS)
                                                          ------      -------------  --------------      -----
                                                                                  (MILLIONS)
Balance at December 31, 1999..........................    $(42)            $48            $(1)           $  5
2000 activity.........................................     (44)            (44)             8             (80)
                                                          ----             ---            ---            ----
Balance at December 31, 2000..........................    $(86)            $ 4            $ 7            $(75)
                                                          ====             ===            ===            ====

RECLASSIFICATIONS

         Certain reclassifications have been made to the prior years' financial statements to conform to the 2000 presentation.

2. AMERICA ONLINE-TIME WARNER MERGER

On January 11, 2001, America Online, Inc. ("America Online") and Time Warner consummated the previously announced agreement to merge (the "Merger") to form AOL Time Warner Inc. ("AOL Time Warner"). Prior to the Merger, America Online and Time Warner formed a new holding company called AOL Time Warner. As a result of the Merger, the former shareholders of America Online have an approximate 55% interest in AOL Time Warner and the former shareholders of Time Warner have an approximate 45% interest in AOL Time Warner, expressed on a

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

fully diluted basis. The Merger will be accounted for by AOL Time Warner as an acquisition of Time Warner under the purchase method of accounting for business combinations during the first quarter of 2001. Under the purchase method of accounting, the estimated cost of approximately $147 billion to acquire Time Warner, including transaction costs, will be allocated to its underlying net assets, including the net assets of TWE to the extent acquired, in proportion to their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired will be recorded as goodwill.

3. CABLE TRANSACTIONS

         In addition to continuing to use cable operating cash flow to finance the level of capital spending necessary to upgrade the technological capability of cable television systems and develop new services, Time Warner, TWE and the TWE-Advance/Newhouse Partnership ("TWE-A/N") completed a series of transactions in 2000, 1999 and 1998. These transactions, which related to the cable television business and related ancillary businesses, enhanced Time Warner Cable's geographic clustering of cable television properties or reduced existing debt and/or Time Warner Cable's share of future funding requirements for such businesses. These transactions are discussed more fully below.

ROAD RUNNER RESTRUCTURING

         In June 1998, Time Warner, TWE, TWE-A/N, MediaOne, Microsoft Corp. ("Microsoft") and Compaq Computer Corp. ("Compaq") formed a joint venture partnership to operate and expand Time Warner Cable's and MediaOne's existing high-speed online businesses (the "Road Runner Joint Venture"). No gain or loss was recognized on the transaction. As such, each of Time Warner's, TWE's and TWE-A/N's initial interest in the Road Runner Joint Venture was recorded based on the historical cost basis of the contributed net assets. The common equity interests of the Road Runner Joint Venture were collectively owned 68.6% by Time Warner, TWE and TWE-A/N and 31.4% by MediaOne. In addition, Microsoft and Compaq each own a preferred equity interest in the Road Runner Joint Venture that is convertible into a 10% common equity interest (the "Preferred Equity Interests"). Each of Time Warner's, TWE's and TWE-A/N's interest in the Road Runner Joint Venture is being accounted for under the equity method of accounting because of certain approval rights held by MediaOne.

         In December 2000, Time Warner announced that it had agreed with its partners to restructure the ownership of the Road Runner Joint Venture. Under the restructuring, the Preferred Equity Interests will be redeemed and substantially all of the assets of the Road Runner Joint Venture will be distributed to Time Warner and its affiliates, collectively, and MediaOne. Time Warner will incur approximately $570 million in cash expenditures related to the restructuring to redeem the Preferred Equity Interests as well as for employee severance and payments to terminate contracts. Subsequent to the restructuring, TWE's interest in the assets will continue to be accounted for under the equity method of accounting because of certain approval rights held by the Advance/Newhouse Partnership ("Advance/Newhouse"), a limited partner in TWE-A/N.

GAIN ON SALE OR EXCHANGE OF CABLE TELEVISION SYSTEMS AND INVESTMENTS

         During the past three years, largely in an effort to enhance its geographic clustering of cable television properties, TWE sold or exchanged various cable television systems and investments. The 1999 transactions included a number of transactions generally involving large exchanges of cable television systems. In these transactions, Time Warner Cable exchanged cable television systems serving approximately (i) 575,000 subscribers for other cable television systems of comparable size owned by TCI Communications, Inc. ("TCI"), a subsidiary of AT&T (the "TCI Cable Trades") and (ii) 314,000 subscribers for other cable television systems of comparable size owned by MediaOne. In addition, in 1999, Time Warner Cable obtained sole control of certain partnerships

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

previously held with Fanch Communications, retaining cable television systems serving approximately 158,000 subscribers and approximately $280 million of net cash proceeds, in exchange for its interests in other cable television systems formerly owned by such partnerships. The systems acquired by Time Warner Cable were accounted for under the purchase method of accounting for business combinations. As such, the net assets received were recorded at fair value based on the negotiated terms of the transactions. In connection with these and other transactions, the operating results of TWE include net pretax losses of $1 million in 2000, net pretax gains of $2.119 billion in 1999 and net pretax gains of $90 million in 1998.

TIME WARNER TELECOM REORGANIZATION

         In July 1998, in an effort to combine their Time Warner Telecom operations into a single entity that is intended to be self-financing, Time Warner, TWE and TWE-A/N completed a reorganization of their Time Warner Telecom operations (the "Time Warner Telecom Reorganization"), whereby (i) those operations conducted by Time Warner, TWE and TWE-A/N were each contributed to a new holding company named Time Warner Telecom LLC ("Time Warner Telecom"), and then (ii) TWE's and TWE-A/N's interests in Time Warner Telecom were distributed to their partners, Time Warner, MediaOne and Advance/Newhouse. Time Warner Telecom is a provider of local and regional optical broadband networks and services to business customers. As a result of the Time Warner Telecom Reorganization, TWE and TWE-A/N do not have continuing equity interests in the Time Warner Telecom operations. TWE and TWE-A/N recorded the distribution of their Time Warner Telecom operations to their respective partners based on the $242 million historical cost of the net assets, of which $191 million was recorded as a reduction in partners' capital and $51 million was recorded as a reduction in minority interest in TWE's consolidated balance sheet.

PRIMESTAR

         In April 1998, TWE and Advance/Newhouse transferred the direct broadcast satellite operations conducted by TWE and TWE-A/N (the "DBS Operations") and the 31% partnership interest in Primestar Partners, L.P. held by TWE-A/N ("Primestar Partners" and collectively, the "Primestar Assets") to Primestar, Inc. ("Primestar"), a separate holding company. As a result of that transfer and similar transfers by the other previously existing partners of Primestar Partners, Primestar Partners became an indirect wholly owned subsidiary of Primestar. In exchange for contributing its interests in the Primestar Assets, TWE received approximately 48 million shares of Primestar common stock (representing an approximate 24% equity interest) and realized approximately $240 million of debt reduction. As a result of this transaction, effective as of April 1, 1998, TWE deconsolidated the DBS Operations and the 24% equity interest in Primestar received in the transaction is being accounted for under the equity method of accounting. This transaction is referred to as the "Primestar Roll-up Transaction."

         In the fourth quarter of 1998, TWE recorded a charge of approximately $210 million principally to reduce the carrying value of its interest in Primestar. This charge reflected a significant decline in the fair value of Primestar during that quarter. The decline in Primestar's value was confirmed by the sale of its operations and assets to DirecTV, a competitor of Primestar owned by Hughes Electronics Corp., which occurred during the first half of 1999.

         As a result of the sale to DirecTV in 1999, Primestar substantially wound down its operations during 1999. TWE recognized its share of Primestar's 1999 losses under the equity method of accounting. Such losses are included in other income (expense), net in the accompanying consolidated statement of operations.

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

TCI CABLE TRANSACTIONS

         During 1999 and 1998, Time Warner, TWE, TWE-A/N and TCI completed a number of significant cable-related transactions. These transactions consisted of (i) the formation in December 1998 of a cable television joint venture in Texas (the "Texas Cable Joint Venture") that is managed by Time Warner Cable,
(ii) the expansion in August 1998 of an existing joint venture in Kansas City, which is managed by Time Warner Cable, through the contribution by TCI of a contiguous cable television system serving approximately 95,000 subscribers, subject to approximately $200 million of debt and (iii) the TCI Cable Trades in 1999, as previously discussed. The Kansas City joint venture is being accounted for under the equity method of accounting.

         The Texas Cable Joint Venture is a 50-50 cable television joint venture between TWE-A/N and TCI. TWE-A/N contributed cable television systems serving approximately 545,000 subscribers, subject to approximately $650 million of debt. TCI contributed cable television systems serving approximately 565,000 subscribers, subject to approximately $650 million of debt. TWE-A/N did not recognize a gain or loss on the transaction and the initial investment in the Texas Cable Joint Venture was recorded based on the historical cost basis of the contributed net assets. The Texas Cable Joint Venture is being accounted for under the equity method of accounting.

         As a result of the formation of the Texas Cable Joint Venture, the combined debt of TWE and TWE-A/N was reduced by approximately $650 million. Also, as a result of the Texas and Kansas City transactions, TWE benefited from the geographic clustering of cable television systems and the number of subscribers under the management of Time Warner Cable was increased by approximately 660,000 subscribers.

TWE-A/N TRANSFERS

         As of December 31, 2000, TWE-A/N owned cable television systems (or interests therein) serving approximately 6.7 million subscribers, of which 5.6 million subscribers were served by consolidated, wholly owned cable television systems and 1.1 million subscribers were served by unconsolidated, partially owned cable television systems. TWE-A/N had approximately $1.4 billion of debt at December 31, 2000.

         TWE-A/N is owned approximately 64.8% by TWE, the managing partner, 33.3% by Advance/Newhouse and 1.9% indirectly by Time Warner. TWE consolidates the partnership, and the partnership interests owned by Advance/Newhouse and Time Warner are reflected in TWE's consolidated financial statements as minority interest. In accordance with the partnership agreement, Advance/Newhouse can require TWE to purchase its equity interest for fair market value at specified intervals following the death of both of its principal shareholders. In addition, TWE or Advance/Newhouse can initiate a restructuring of the partnership, in which Advance/Newhouse would withdraw from the partnership and receive one-third of the partnership's net assets.

         In early 1998, Time Warner (through a wholly owned subsidiary) contributed cable television systems (or interests therein) serving approximately 650,000 subscribers to TWE-A/N, subject to approximately $1 billion of debt, in exchange for common and preferred partnership interests in TWE-A/N, and completed certain transactions relating to Paragon Communications ("Paragon" and collectively, the "TWE-A/N Transfers"). The cable television systems transferred to TWE-A/N were formerly owned by TWI Cable Inc. ("TWI Cable"), a wholly owned subsidiary of Time Warner, and Paragon. Prior to this transaction, the economic ownership of Paragon was held 50% by subsidiaries of Time Warner, 25% beneficially by TWE and 25% beneficially by TWE-A/N. The debt assumed by TWE-A/N has been guaranteed by TWI Cable and certain of its subsidiaries, including Paragon. TWE-A/N accounted for this transaction at fair value under the purchase method of accounting for business combinations.

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         Paragon was a partnership formerly owning cable television systems serving approximately 1 million subscribers. As part of the TWE-A/N Transfers, TWE and TWE-A/N exchanged substantially all of their aggregate 50% beneficial interests in Paragon for an equivalent share of Paragon's cable television systems (or interests therein) serving approximately 500,000 subscribers, resulting in wholly owned subsidiaries of Time Warner owning 100% of the restructured Paragon entity, with less than 1% beneficially held for TWE. Accordingly, effective as of January 1, 1998, Time Warner has consolidated Paragon. Because this transaction represented an exchange of TWE's and TWE-A/N's beneficial interests in Paragon for an equivalent amount of its cable television systems, it did not have a significant economic impact on Time Warner, TWE or TWE-A/N. The TWE-A/N Transfers were accounted for effective as of January 1, 1998 and TWE has continued to consolidate TWE-A/N.

4. FILMED ENTERTAINMENT TRANSACTIONS

SIX FLAGS

         In 1998, TWE sold its remaining 49% interest in Six Flags Entertainment Corporation ("Six Flags") to Premier Parks Inc. ("Premier," now known as Six Flags Inc.), a regional theme park operator, for approximately $475 million. TWE initially deferred a $400 million gain on the transaction principally as a result of uncertainties surrounding its realization. Those uncertainties related to litigation and TWE's guarantees of Premier's long-term obligations to make minimum payments to the limited partners of the Six Flags Over Texas and Six Flags Over Georgia theme parks (the "Co-Venture Guarantees").

         TWE management periodically had evaluated its reasonably possible risk of loss relating to the Six Flags litigation and Co-Venture Guarantees. Based on the improving financial performance of Premier and the Six Flags Over Texas and Six Flags Over Georgia theme parks, management believed that its aggregate financial exposure had declined steadily. Accordingly, TWE periodically recognized a portion of the deferred gain as its realization became more fully assured. TWE recognized pretax gains of $10 million in 2000, $40 million in 1999 and $30 million in 1998. These amounts have been included in business segment operating income in the accompanying consolidated statement of operations.

         In December 1998, a jury returned an adverse verdict in the Six Flags litigation in the amount of $454 million. TWE appealed the verdict, but, in July 2000, an appellate court unexpectedly affirmed the jury's verdict. As a result, TWE revised its estimate of its financial exposure and recorded a one-time, pretax charge of $50 million in the second quarter of 2000 to cover its additional financial exposure in excess of established reserves. These reserves consisted of the unrecognized portion of the deferred gain and accrued interest. The $50 million charge is classified in two components in TWE's accompanying consolidated statement of operations: $26 million of the charge, representing an accrual for additional interest, is included in interest expense and the remaining $24 million is included in business segment operating income.

GAINS ON SALE OF INTEREST IN CANALSATELLITE

         In December 1999, Warner Bros. sold its 10% interest in CanalSatellite, a satellite television distribution service in France and Monaco, to Canal+, a large French media and entertainment company. In connection with the sale, Warner Bros. recognized a pretax gain of $97 million. In addition, during the third quarter of 2000, Warner Bros. recognized a net pretax, investment-related gain of approximately $65 million, principally relating to additional proceeds received in 2000 in connection with the 1999 sale of an interest in CanalSatellite. These gains

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

have been included in business segment operating income in the accompanying consolidated statement of operations.

1999 GAIN ON TERMINATION OF VIDEO DISTRIBUTION AGREEMENT

         In March 1999, Warner Bros. and Metro-Goldwyn-Mayer, Inc. ("MGM") terminated a long-term distribution agreement under which Warner Bros. had exclusive worldwide distribution rights for MGM/United Artists home video product. In connection with the early termination and settlement of this distribution agreement, Warner Bros. recognized a net pretax gain of approximately $215 million, which has been included in business segment operating income in the accompanying consolidated statement of operations.

1999 WARNER BROS. RETAIL STORES WRITE-DOWN

         In the fourth quarter of 1999, Warner Bros. recorded a noncash pretax charge of $106 million to reduce the carrying value of certain fixed assets and leasehold improvements used in its retail stores. The charge represents the excess of the carrying value of the assets used in Warner Bros.'s retail stores over the discounted future operating cash flows, adjusted to reflect a shorter recovery period due to planned store closures. The charge has been included in business segment operating income in the accompanying consolidated statement of operations. In 2001, in connection with the Merger, Warner Bros. announced its plans to divest its retail store operations.

5. OTHER INVESTMENTS

         TWE's other investments consist of:


                                                                                                     DECEMBER 31,
                                                                                                    --------------
                                                                                                    2000      1999
                                                                                                    ----      ----
                                                                                                      (MILLIONS)
         Equity method investments............................................................      $350      $542
         Cost and fair-value method investments...............................................       193       232
                                                                                                    ----      ----
         Total................................................................................      $543      $774
                                                                                                    ====      ====

         At December 31, 2000, companies accounted for using the equity method included: Comedy Partners, L.P. (50% owned), certain cable system joint ventures (generally 50% owned), the Road Runner Joint Venture (46% owned on a fully diluted basis), certain international cable and programming joint ventures (20% to 50% owned), Courtroom Television Network (50% owned) and Primestar (24% owned in 1999 and 1998). A summary of combined financial information as reported by the equity investees of TWE is set forth below:

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                    ----------------------------
                                                                                    2000        1999        1998
                                                                                    ----        ----        ----
                                                                                             (MILLIONS)
         Revenues..............................................................    $1,589      $1,704      $2,329
         Operating income (loss)...............................................        33         140        (265)
         Net loss..............................................................      (260)       (130)       (352)
         Current assets........................................................       352         385         665
         Total assets..........................................................     3,103       2,919       5,228
         Current liabilities...................................................     1,067         303         628
         Long-term debt........................................................     2,018       1,881       2,917
         Total liabilities.....................................................     3,170       2,224       3,699
         Total shareholders' equity (deficit) or partners' capital.............       (67)        695       1,529


                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. INVENTORIES AND FILM COSTS

         Inventories and film costs consist of:

                                                                                                 DECEMBER 31,
                                                                                              -----------------
                                                                                              2000         1999
                                                                                              ----         ----
                                                                                                   (MILLIONS)
Programming costs, less amortization......................................................   $1,014       $  854
Film costs-Theatrical:
   Released, less amortization............................................................      711          924
   Completed and not released.............................................................      113           68
   In production..........................................................................      386          468
   Development and pre-production.........................................................       25           59
Film costs-Television:
   Released, less amortization............................................................      133          363
   Completed and not released.............................................................      194            9
   In production..........................................................................       76            8
   Development and pre-production.........................................................        5            5

Film costs-Library, less amortization.....................................................      456          508
Merchandise...............................................................................      228          228
                                                                                             ------        -----

Total inventories and film costs..........................................................    3,341        3,494
Less current portion of inventory.........................................................      762          639
                                                                                             ------       ------

Total noncurrent inventories and film costs...............................................   $2,579       $2,855
                                                                                             ======       ======

         Approximately $945 million of released and completed and not released film costs are expected to be amortized during the next twelve months. Excluding the library, approximately 93% of unamortized film costs for released films is expected to be amortized within three years.

7. LONG-TERM DEBT

         Long-term debt consists of:

                                                        WEIGHTED AVERAGE                          DECEMBER 31,
                                                        INTEREST RATE AT                     --------------------
                                                        DECEMBER 31, 2000    MATURITIES       2000          1999
                                                        -----------------    ----------       ----          ----
                                                                                                  (MILLIONS)
         Bank credit agreement borrowings..................    7.07%            2002         $2,996        $2,496
         Commercial paper..................................    7.54%            2001            317           360
         Fixed-rate senior notes and debentures............    8.56%          2002-2033       3,795         3,799
                                                                                             ------        ------

         Total.............................................                                  $7,108        $6,655
                                                                                             ======        ======

BANK CREDIT AGREEMENT

         TWE and TWE-A/N, together with Time Warner and certain of its consolidated subsidiaries, have a revolving credit facility (the "Bank Credit Agreement"). The Bank Credit Agreement permits borrowings in an aggregate amount of up to $7.5 billion, with no scheduled reduction in credit availability prior to maturity in November 2002. The borrowers under the Bank Credit Agreement are Time Warner and a number of its consolidated subsidiaries, consisting of Time Warner Companies, Inc. ("TW Companies"), Turner Broadcasting System, Inc. ("TBS"), TWI Cable, TWE and TWE-A/N. Borrowings under the Bank Credit Agreement are limited to (i) $6 billion in the

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

aggregate for Time Warner, TW Companies, TBS and TWI Cable, (ii) $7.5 billion in the case of TWE and (iii) $2 billion in the case of TWE-A/N, subject in each case to an aggregate borrowing limit of $7.5 billion and certain other limitations and adjustments. Such borrowings bear interest at specific rates for each of the borrowers (generally equal to LIBOR plus a margin of 30 basis points) and each borrower is required to pay a commitment fee of generally .10% per annum on the unused portion of its commitment, which margin and fee vary based on the credit rating or financial leverage of the applicable borrower. Borrowings may be used for general business purposes and unused credit is available to support commercial paper borrowings. The Bank Credit Agreement contains certain covenants relating to, among other things, additional indebtedness; liens on assets; cash flow coverage and leverage ratios; and dividends, distributions and other restricted cash payments or transfers of assets from the borrowers to their respective shareholders, partners or affiliates.

DEBT GUARANTEES

         Each Time Warner General Partner has guaranteed a pro rata portion of approximately $5.8 billion of TWE's debt and accrued interest at December 31, 2000, based on the relative fair value of the net assets each Time Warner General Partner (or its predecessor) contributed to TWE (the "Time Warner General Partner Guarantees"). Such indebtedness is recourse to each Time Warner General Partner only to the extent of its guarantee. The indenture pursuant to which TWE's notes and debentures have been issued (the "Indenture") requires the majority consent of the holders of the notes and debentures to terminate the Time Warner General Partner Guarantees. There are generally no restrictions on the ability of the Time Warner General Partner guarantors to transfer material assets, other than TWE assets, to parties that are not guarantors. In addition, in connection with the TWE-A/N Transfers (Note 3), approximately $1.396 billion of TWE-A/N's debt and accrued interest at December 31, 2000 has been guaranteed by TWI Cable and certain of its subsidiaries.

INTEREST EXPENSE AND MATURITIES

         Interest expense amounted to $656 million in 2000, $561 million in 1999 and $566 million in 1998. The weighted average interest rate on TWE's total debt was 7.9% and 7.8% at December 31, 2000 and 1999, respectively.

         Annual repayments of long-term debt for the five years subsequent to December 31, 2000 consist only of $3.9 billion due in 2002. This includes all borrowings under the Bank Credit Agreement, as well as any commercial paper borrowings supported thereby. TWE has the intent and ability under the Bank Credit Agreement to continue to refinance its commercial paper borrowings on a long-term basis.

FAIR VALUE OF DEBT

         Based on the level of interest rates prevailing at December 31, 2000 and 1999, the fair value of TWE's fixed-rate debt exceeded its carrying value by approximately $340 million in 2000 and $160 million in 1999. Unrealized gains or losses on debt do not result in the realization or expenditure of cash and generally are not recognized for financial reporting purposes unless the debt is retired prior to its maturity.

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


8. INCOME TAXES

         Domestic and foreign pretax income (loss) are as follows:

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                     ----------------------------
                                                                                     2000        1999        1998
                                                                                     ----        ----        ----
                                                                                              (MILLIONS)
         Domestic..............................................................      $757      $2,717        $438
         Foreign...............................................................       153         192         (20)
                                                                                     ----      ------        ----

         Total.................................................................      $910      $2,909        $418
                                                                                     ====      ======        ====

         As a partnership, TWE is not subject to U.S. federal, state or local income taxation. However, certain of TWE's operations are conducted by subsidiary corporations that are subject to domestic or foreign taxation. Income taxes (benefits) of TWE and subsidiary corporations are as set forth below:

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                     ----------------------------
                                                                                     2000        1999        1998
                                                                                     ----        ----        ----
                                                                                              (MILLIONS)
         Federal:
             Current...........................................................     $  13       $  17       $   6
             Deferred..........................................................        (6)          -          (7)
         Foreign:
             Current(a)........................................................       139         109         106
             Deferred..........................................................       (11)         16         (15)
         State and local:
             Current...........................................................        13           7           4
             Deferred..........................................................         9           1          (2)
                                                                                     ----       -----        ----
         Total income taxes....................................................      $157        $150        $ 92
                                                                                     ====        ====        ====

         -----------
         (a) Includes foreign withholding taxes of $78 million in 2000, $75 million in 1999 and $62 million in 1998.

         The financial statement basis of TWE's assets exceeds the corresponding tax basis by $8.2 billion at December 31, 2000, principally as a result of differences in accounting for depreciable and amortizable assets for financial statement and income tax purposes.

9. PREFERRED STOCK OF SUBSIDIARY

         In 1997, a newly formed, substantially owned subsidiary of TWE (the "REIT") issued 250,000 shares of preferred stock ("REIT Preferred Stock"). The REIT was intended to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

         In March 1999, the REIT redeemed all of its shares of REIT Preferred Stock at an aggregate cost of $217 million, which approximated net book value. The redemption was funded with borrowings under TWE's bank credit agreement.

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. PARTNERS' CAPITAL

PARTNERSHIP CAPITAL AND ALLOCATION OF INCOME

         Each partner's interest in TWE generally consists of the undistributed priority capital and residual equity amounts that were initially assigned to that partner or its predecessor based on the estimated fair value of the net assets each contributed to the partnership ("Undistributed Contributed Capital"), plus, with respect to the priority capital interests only, any undistributed priority capital return. The priority capital return consists of net partnership income allocated to date in accordance with the provisions of the TWE partnership agreement and the right to be allocated additional partnership income which, together, provides for the various priority capital rates of return as specified in the following table. The sum of Undistributed Contributed Capital and the undistributed priority capital return is referred to herein as "Cumulative Priority Capital." Cumulative Priority Capital is not necessarily indicative of the fair value of the underlying priority capital interests principally due to above-market rates of return on certain priority capital interests as compared to securities of comparable credit risk and maturity, such as the 13.25% rate of return on the Series B Capital interest owned by the Time Warner General Partners. Furthermore, the ultimate realization of Cumulative Priority Capital could be affected by the fair value of TWE, which is subject to fluctuation.

         A summary of the priority of Undistributed Contributed Capital, ownership of Undistributed Contributed Capital and Cumulative Priority Capital at December 31, 2000 and priority capital rates of return thereon is as set forth below:

                                                                PRIORITY        TIME            LIMITED PARTNERS
                                   UNDISTRIBUTED  CUMULATIVE    CAPITAL        WARNER        ---------------------
PRIORITY OF UNDISTRIBUTED           CONTRIBUTED    PRIORITY      RATES OF      GENERAL        TIME
CONTRIBUTED CAPITAL                  CAPITAL(a)     CAPITAL     RETURN(b)     PARTNERS       WARNER      MEDIAONE
-------------------                  ----------     -------     ---------     --------       ------      --------
                                             (BILLIONS)                                          (OWNERSHIP%)
Series A Capital.....................   $5.6       $16.5         13.00%          63.27%        11.22%      25.51%
Series B Capital.....................    2.9(d)      8.8         13.25%         100.00%            -           -
Residual Capital.....................    3.3(d)      3.3(c)          -(c)        63.27%        11.22%      25.51%

-------------------

(a)  Excludes partnership income or loss allocated thereto.

(b) To the extent income allocations are concurrently distributed, the priority capital rates of return on the Series A Capital and Series B Capital are 11% and 11.25%, respectively.

(c) Residual Capital is not entitled to stated priority rates of return and, as such, its Cumulative Priority Capital is equal to its Undistributed Contributed Capital. However, in the case of certain events such as the liquidation or dissolution of TWE, Residual Capital is entitled to any excess of the then fair value of the net assets of TWE over the aggregate amount of Cumulative Priority Capital and special tax allocations.

(d) The Undistributed Contributed Capital relating to the Series B Capital has priority over the priority returns on the Series A Capital. The Undistributed Contributed Capital relating to the Residual Capital has priority over the priority returns on the Series B Capital and the Series A Capital.

         Because Undistributed Contributed Capital is generally based on the fair value of the net assets that each partner initially contributed to the partnership, the aggregate of such amounts is significantly higher than TWE's partners' capital as reflected in the consolidated financial statements, which is based on the historical cost of the contributed net assets. For purposes of allocating partnership income or loss to the partners, partnership income or loss is based on the fair value of the net assets contributed to the partnership and results in significantly less partnership income, or results in partnership losses, in contrast to the net income reported by TWE for financial statement purposes, which is also based on the historical cost of contributed net assets.

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         Under the TWE partnership agreement, partnership income, to the extent earned, is first allocated to the partners' capital accounts so that the economic burden of the income tax consequences of partnership operations is borne as though the partnership were taxed as a corporation ("special tax allocations"). After any special tax allocations, partnership income is allocated to the Series A Capital and Series B Capital, in order of priority, at rates of return ranging from 13.00% to 13.25% per annum, and finally to the Residual Capital. Partnership losses generally are allocated first to eliminate prior allocations of partnership income to, and then to reduce the Undistributed Contributed Capital of, the Residual Capital, Series B Capital and Series A Capital, in that order, then to reduce any special tax allocations. To the extent partnership income is insufficient to satisfy all special allocations in a particular accounting period, the right to receive additional partnership income necessary to provide for the various priority capital rates of return is carried forward until satisfied out of future partnership income, including any partnership income that may result from any liquidation, sale or dissolution of TWE.

         The Series B Capital owned by subsidiaries of Time Warner may be increased if certain operating performance targets are achieved over a ten-year period ending on December 31, 2001. At this time, it is not expected that such targets will be achieved. In addition, MediaOne has an option to obtain up to an additional 6.33% of Series A Capital and Residual Capital interests. The determination of the amount of additional interests that MediaOne is eligible to acquire is based on the compounded annual growth rate of TWE's adjusted cable EBITDA, as defined in the option agreement, over the life of the option. The option is exercisable at any time through May 2005. The option exercise price is dependent upon the year of exercise and ranges from an exercise price of approximately $1.4 billion in 2001 to $1.8 billion in 2005. Either MediaOne or TWE may elect that the exercise price be paid with partnership interests rather than cash. MediaOne also has the right, during 60 day exercise periods occurring once every 18 months (with the current window expiring on March 1, 2001), to request that TWE incorporate and register its stock in an initial public offering. If MediaOne exercises such right, TWE can decline to incorporate and register its stock, in which case MediaOne may cause TWE to purchase MediaOne's interest at the price at which an appraiser believes such stock could be sold in an initial public offering.

CAPITAL DISTRIBUTIONS

         Distributions and loans to the partners are subject to partnership and credit agreement limitations. Generally, TWE must be in compliance with the cash flow coverage and leverage ratios, restricted payment limitations and other credit agreement covenants in order to make such distributions or loans.

         In July 1999, TWE borrowed $627 million under its bank credit agreement and paid a distribution to the Time Warner General Partners to redeem the remaining portion of their senior priority capital interests representing the return of $454 million and a priority capital return of $173 million. Time Warner used a portion of the proceeds received from this distribution to repay all $400 million of outstanding borrowings under its credit agreement with TWE. TWE also paid a Senior Capital distribution of $579 million in 1998 (representing the return of $455 million and a priority capital return of $124 million).

         TWE reimburses Time Warner for the amount by which the market price on the exercise date of Time Warner common stock options exercised by employees of TWE exceeds the exercise price or, with respect to options granted prior to the TWE capitalization, the greater of the exercise price and $13.88, the market price of the common stock at the time of the TWE capitalization on June 30, 1992 ("Stock Option Distributions"). TWE accrues Stock Option Distributions and a corresponding liability with respect to unexercised options when the market price of Time Warner common stock increases during the accounting period, and reverses previously accrued Stock Option Distributions and the corresponding liability when the market price of Time Warner common stock declines. Stock Option Distributions are paid when the options are exercised. At December 31, 2000 and 1999, TWE had recorded a liability for Stock Option Distributions of $681 million and $1.292 billion, respectively, based on the unexercised options and the market prices at such dates of $52.24 and $72.31, respectively, per Time Warner

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

common share. This liability reflects the reversal of $373 million of previously accrued Stock Option Distributions in 2000 when the market price of Time Warner common stock decreased and the accrual of $388 million of Stock Option Distributions in 1999 when the market price of Time Warner common stock increased. TWE paid Stock Option Distributions to Time Warner in the amount of $238 million in 2000, $226 million in 1999 and $260 million in 1998.

         Cash distributions are required to be made to the partners to permit them to pay income taxes at statutory rates based on their allocable taxable income from TWE ("Tax Distributions"), including any taxable income generated by the Beneficial Assets, subject to limitations referred to herein. The aggregate amount of such Tax Distributions is computed generally by reference to the taxes that TWE would have been required to pay if it were a corporation. Tax Distributions are paid to the partners on a current basis. TWE paid Tax Distributions to the Time Warner General Partners in the amount of $765 million in 2000, $347 million in 1999 and $314 million in 1998.

         In addition to Stock Option Distributions, Tax Distributions and Senior Capital Distributions, quarterly cash distributions may be made to the partners to the extent of excess cash, as defined in the TWE partnership agreement. Such cash distributions will generally be made on a priority and pro rata basis with respect to each partner's interest in the Series A Capital, Series B Capital and Residual Capital. However, cash distributions to the Time Warner General Partners with respect to their Series A Capital and Residual Capital interests will be deferred until the limited partners receive aggregate distributions (excluding Tax Distributions) of approximately $800 million. Similarly, cash distributions with respect to the Time Warner General Partners' Series B Capital interest will be deferred until the limited partners receive aggregate distributions of $1.6 billion. If any such deferral occurs, a portion of the corresponding partnership income allocations with respect to such deferred amounts will be made at a rate higher than otherwise would have been the case. In addition, if a division of TWE or a substantial portion thereof is sold, the net proceeds of such sale, less expenses and proceeds used to repay outstanding debt, will be required to be distributed with respect to the partners' partnership interests. Similar distributions are required to be made in the event of a financing or refinancing of debt. Subject to any limitations on the incurrence of additional debt contained in the TWE partnership and credit agreements, and the Indenture, TWE may borrow funds to make distributions.

         In addition, in connection with the Time Warner Telecom Reorganization in 1998, TWE recorded a $191 million noncash distribution to its partners based on the historical cost of the net assets (Note 3).

11. STOCK OPTION PLANS

EFFECT OF AMERICA ONLINE-TIME WARNER MERGER ON STOCK-BASED COMPENSATION PLANS

         In connection with Time Warner's agreement to merge with America Online entered into in January 2000, all Time Warner stock options and restricted stock outstanding at that time became fully vested, pursuant to the terms of Time Warner's stock option and restricted stock plans. In addition, on January 11, 2001, the date the Merger was consummated, each outstanding equity security of Time Warner was converted into 1.5 units of an equivalent equity security of AOL Time Warner. See Note 2 for a summary of the terms of the Merger.

STOCK OPTION PLANS

         Time Warner has various stock option plans under which Time Warner may grant options to purchase Time Warner common stock to employees of Time Warner and TWE. Such options have been granted to employees of TWE with exercise prices equal to, or in excess of, fair market value at the date of grant. Accordingly, in accordance with APB 25 and related interpretations, compensation cost generally has not been recognized by Time Warner, nor charged to TWE, related to such stock option plans. Generally, the options become exercisable over a three-year vesting period and expire ten years from the date of grant. Had compensation cost for Time Warner's stock option plans been determined based on the fair value method set forth under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), TWE's allocable share of compensation cost would have decreased its net income to the pro forma amounts indicated below:

                    TIME WARNER ENTERTAINMENT COMPANY, L.P.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                                                      YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                   2000       1999         1998
                                                   ----       ----         ----
                                                           (MILLIONS)
         Net income:
              As reported........................  $229      $2,759        $326
                                                   ====      ======        ====
              Pro forma..........................  $ 83      $2,710        $285
                                                   ====      ======        ====

         For purposes of applying FAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions (which, for 2000, reflect the impact of the announced Merger) used for grants to TWE employees in 2000, 1999 and 1998: dividend yields of 0%, 0.3% and 0.5%, respectively; expected volatility of 46.3%, 23.6% and 21.7%, respectively; risk-free interest rates of 6.4%, 5.4% and 5.5%, respectively; and expected lives of 5 years in all periods.

         In December 1998, Time Warner completed a two-for-one common stock split. Accordingly, the following stock option information gives effect to this stock split.

         The weighted average fair value of an option granted to TWE employees during the year was $42.08 in 2000, $20.61 in 1999 and $11.03 in 1998.

         A summary of stock option activity with respect to employees of TWE is as follows:

                                                                          WEIGHTED-
                                                           THOUSANDS        AVERAGE
                                                              OF           EXERCISE
                                                            SHARES          PRICE
                                                            ------          -----
         Balance at January 1, 1998....................     59,004         $18.28

         Granted.......................................      5,767          37.82
         Exercised.....................................    (15,957)         16.42
         Cancelled(a)..................................     (1,073)         14.36
                                                           -------
         Balance at December 31, 1998..................     47,741         $21.35

         Granted.......................................      3,809          66.17
         Exercised.....................................     (6,587)         17.54
         Cancelled(a)..................................       (157)         37.11
                                                           -------
         Balance at December 31, 1999..................     44,806         $25.66

         Granted.......................................      4,834          85.85
         Exercised.....................................     (4,348)         20.30
         Cancelled(a)..................................      1,001          25.48
                                                            ------
         Balance at December 31, 2000..................     46,293         $32.45
                                                            ======

------------------
(a) Includes all options cancelled and forfeited during the year, as well as options related to employees who have been transferred out of and into TWE to and from other Time Warner divisions.

                                                          DECEMBER 31,
                                                 -----------------------------
                                                 2000         1999        1998
                                                 ----         ----        ----
                                                          (THOUSANDS)
         Exercisable............................41,610      34,688      33,370

                    TIME WARNER ENTERTAINMENT COMPANY, L.P.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


         The following table summarizes information about stock options outstanding with respect to employees of TWE at December 31, 2000:

                                       OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                            ------------------------------------------     -------------------------
                                              WEIGHTED-
                                               AVERAGE       WEIGHTED-                     WEIGHTED-
            RANGE OF          NUMBER          REMAINING       AVERAGE        NUMBER         AVERAGE
            EXERCISE        OUTSTANDING      CONTRACTUAL     EXERCISE      EXERCISABLE     EXERCISE
             PRICES         AT 12/31/00         LIFE           PRICE       AT 12/31/00       PRICE
           ----------       -----------       --------       ---------     -----------     -------
                            (THOUSANDS)                                    (THOUSANDS)
       Under $15               3,359          1.7 years        $12.88         3,359          $12.88
       $15.01 to $20.00       11,881          4.5 years        $18.57        11,881          $18.57
       $20.01 to $30.00       16,788          3.8 years        $21.73        16,788          $21.73
       $30.01 to $45.00        4,455          7.0 years        $34.61         4,455          $34.61
       $45.01 to $65.00        2,600          7.7 years        $56.00         2,600          $56.00
       $65.01 to $80.00        2,859          8.4 years        $68.85         2,522          $68.10
       $80.01 to $96.00        4,351          9.0 years        $86.59             5          $86.69
                              ------                                         ------

              Total           46,293          5.1 years        $32.45        41,610          $26.45
                              ======                                         ======

         TWE reimburses Time Warner for the use of Time Warner stock options on the basis described in Note 10.

12.      BENEFIT PLANS

         TWE and its subsidiaries have defined benefit pension plans covering substantially all domestic employees. Pension benefits are based on formulas that reflect the employees' years of service and compensation levels during their employment period. Time Warner's common stock represents approximately 10% and 13% of plan assets at December 31, 2000 and 1999, respectively. A summary of activity for TWE's defined benefit pension plans is as follows:

                    TIME WARNER ENTERTAINMENT COMPANY, L.P.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                                                                           YEARS ENDED DECEMBER 31,
                                                                        ----------------------------
                                                                        2000        1999        1998
                                                                        ----        ----        ----
                                                                                 (MILLIONS)
         COMPONENTS OF PENSION EXPENSE
         Service cost.................................................  $ 39        $ 51        $ 42
         Interest cost................................................    41          41          36
         Expected return on plan assets...............................   (48)        (44)        (35)
         Net amortization and deferral................................   (12)         (3)          -
                                                                        ----        ----       -----

         Total........................................................  $ 20        $ 45        $ 43
                                                                        ====        ====        ====

                                                                                      DECEMBER 31,
                                                                                   ----------------
                                                                                   2000        1999
                                                                                   ----        ----
                                                                                      (MILLIONS)
         CHANGE IN PROJECTED BENEFIT OBLIGATION
         Projected benefit obligation at beginning of year.....................    $ 481       $ 586
         Service cost..........................................................       39          51
         Interest cost.........................................................       41          41
         Actuarial (gain) loss(a)..............................................       (9)       (181)
         Benefits paid.........................................................      (14)        (16)
                                                                                   -----       -----

         Projected benefit obligation at end of year...........................      538         481
                                                                                   -----       -----

         CHANGE IN PLAN ASSETS
         Fair value of plan assets at beginning of year........................      523         480
         Actual return on plan assets..........................................      (17)         71
         Employer contribution.................................................       13          17
         Benefits paid.........................................................      (13)        (15)
         Asset transfers.......................................................        -         (30)
                                                                                   -----       -----

         Fair value of plan assets at end of year..............................      506         523
                                                                                   -----       -----

         Overfunded (underfunded) projected benefit obligation.................      (32)         42
         Additional minimum liability(b).......................................       (5)         (2)
         Unrecognized actuarial gain(a)........................................     (114)       (181)
         Unrecognized prior service cost.......................................        1           2
                                                                                   -----       -----

         Accrued pension expense...............................................    $(150)      $(139)
                                                                                   =====       =====

------------------
(a) Reflects certain changes in actuarial assumptions made during 2000 and 1999, including a reduction to the assumed rate of compensation increase in 2000 and a shortening of the expected service period and an increase in the assumed discount rate in 1999.

(b) The additional minimum liability is offset fully by a corresponding intangible asset recognized in the consolidated balance sheet.

                                                                    DECEMBER 31,
                                                            ---------------------------
         WEIGHTED-AVERAGE PENSION ASSUMPTIONS               2000        1999       1998
                                                            ----        ----       ----
         Discount rate....................................  7.75%       7.75%      6.75%
         Expected return on plan assets...................     9%          9%         9%
         Rate of compensation increase....................     5%          6%         6%

         Included above are projected benefit obligations and accumulated benefit obligations for unfunded defined benefit pension plans of $51 million and $44 million as of December 31, 2000, respectively; and $44 million and $33 million as of December 31, 1999, respectively.

         Certain domestic employees of TWE participate in multi-employer pension plans as to which the expense amounted to $36 million in 2000, $34 million in 1999 and $35 million in 1998. Employees of TWE's operations in foreign countries participate to varying degrees in local pension plans, which in the aggregate are not significant.

                    TIME WARNER ENTERTAINMENT COMPANY, L.P.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


         Certain TWE employees also participate in Time Warner's savings and profit sharing plans, as to which the expense amounted to $38 million in 2000, $30 million in 1999 and $35 million in 1998. Contributions to the savings plans are based upon a percentage of the employees' elected contributions. Contributions to the profit sharing plans generally are determined by management.

13.      DERIVATIVE FINANCIAL INSTRUMENTS

         TWE uses derivative financial instruments principally to manage the risk that changes in exchange rates will affect the amount of unremitted or future license fees to be received from the sale of U.S. copyrighted products abroad. The following is a summary of TWE's foreign currency risk management strategy and the effect of this strategy on TWE's consolidated financial statements.

FOREIGN CURRENCY RISK MANAGEMENT

         Foreign exchange contracts are used primarily by Time Warner to hedge the risk that unremitted or future license fees owed to TWE domestic companies for the sale or anticipated sale of U.S. copyrighted products abroad may be adversely affected by changes in foreign currency exchange rates. As part of its overall strategy to manage the level of exposure to the risk of foreign currency exchange rate fluctuations, Time Warner hedges a portion of its foreign currency exposures anticipated over the ensuing twelve month period, including those related to TWE. At December 31, 2000, Time Warner had effectively hedged approximately half of TWE's estimated foreign currency exposures that principally relate to anticipated cash flows to be remitted to the U.S. over the ensuing twelve month period. To hedge this exposure, Time Warner used foreign exchange contracts that generally have maturities of three months or less, which generally will be rolled over to provide continuing coverage throughout the year. Time Warner often closes foreign exchange sale contracts by purchasing an offsetting purchase contract. Time Warner reimburses or is reimbursed by TWE for contract gains and losses related to TWE's foreign currency exposure. Foreign exchange contracts are placed with a number of major financial institutions in order to minimize credit risk.

         TWE records these foreign exchange contracts at fair value in its consolidated balance sheet and the related gains or losses on these contracts are deferred in partners' capital (as a component of comprehensive income). These deferred gains and losses are recognized in income in the period in which the related license fees being hedged are received and recognized in income. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the license fees being hedged, any changes in fair value relating to the ineffective portion of these contracts are immediately recognized in income. Gains and losses on foreign exchange contracts are generally included as a component of other income (expense), net, in TWE's consolidated statement of operations.

         At December 31, 2000, Time Warner had contracts for the sale of $648 million and the purchase of $582 million of foreign currencies at fixed rates. Of Time Warner's $66 million net sale contract position, $198 million of the foreign exchange sale contracts and $154 million of the foreign exchange purchase contracts related to TWE's

                    TIME WARNER ENTERTAINMENT COMPANY, L.P.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


foreign currency exposure, primarily consisting of net sales contracts in Japanese yen (158% of net contract position related to TWE), European currency (75%), and Canadian dollars (44%), offset in part by net purchase contracts in Australian dollars (169%). TWE had a net sale contract position of $285 million of foreign currencies at December 31, 1999. TWE had deferred approximately $7 million of net gains on foreign exchange contracts at December 31, 2000, which is substantially expected to be recognized in income over the next twelve months. For the years ended December 31, 2000, 1999 and 1998, TWE recognized $12 million in gains, $15 million in gains and $2 million in losses, respectively, on foreign exchange contracts, which were or are expected to be largely offset by corresponding decreases and increases, respectively, in the dollar value of foreign currency license fee payments that have been or are anticipated to be received in cash from the sale of U.S. copyrighted products abroad. Time Warner places foreign currency contracts with a number of major financial institutions in order to minimize counterparty credit risk.

14.      SEGMENT INFORMATION

         TWE classifies its business interests into four fundamental areas:
Cable Networks, consisting principally of interests in cable television programming; Filmed Entertainment, consisting principally of interests in filmed entertainment, television production and television broadcasting; Cable, consisting principally of interests in cable television systems; and Digital Media, consisting principally of interests in Internet-related and digital media businesses. Time Warner's Digital Media segment commenced operations in the fourth quarter of 1999.

         Information as to the operations of TWE in different business segments is set forth below based on the nature of the products and services offered. TWE evaluates performance based on several factors, including its primary financial measure of business segment operating income before noncash amortization of intangible assets ("EBITA"). The accounting policies of the business segments are the same as those described in the summary of significant accounting policies (Note 1). Intersegment sales are accounted for at fair value as if the sales were to third parties.

         The operating results of TWE's cable segment reflect (i) the TWE-A/N Transfers, effective as of January 1, 1998, (ii) the Primestar Roll-up Transaction, effective as of April 1, 1998, (iii) the formation of the Road Runner Joint Venture, effective as of June 30, 1998, (iv) the Time Warner Telecom Reorganization, effective as of July 1, 1998 and (v) the formation of the Texas Cable Joint Venture, effective as of December 31, 1998.

                                                        YEARS ENDED DECEMBER 31,
                                                     ----------------------------
                                                     2000        1999        1998
                                                     ----        ----        ----
                                                              (MILLIONS)
REVENUES
Filmed Entertainment-Warner Bros. ................$ 6,604     $ 6,628     $ 6,051
Broadcasting-The WB Network.......................    453         384         260
Cable Networks-HBO................................  2,270       2,169       2,052
Cable.............................................  5,159       4,496       4,378
Digital Media.....................................      5           1           -
Intersegment elimination..........................   (509)       (514)       (495)
                                                  -------     -------     -------

Total.............................................$13,982     $13,164     $12,246
                                                  =======     =======     =======

                    TIME WARNER ENTERTAINMENT COMPANY, L.P.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                                                      YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                   2000        1999        1998
                                                   ----        ----        ----
                                                            (MILLIONS)
EBITA(a)
Filmed Entertainment-Warner Bros.(b)............ $  592      $  787      $  498
Broadcasting-The WB Network.....................    (62)        (92)        (93)
Cable Networks-HBO..............................    596         527         454
Cable(c)........................................  1,624       3,517       1,369
Digital Media...................................    (59)         (8)          -
                                                 ------      ------      ------

Total........................................... $2,691      $4,731      $2,228
                                                 ======      ======      ======

-------------------
(a) EBITA represents business segment operating income before noncash amortization of intangible assets. After deducting amortization of intangible assets, TWE's business segment operating income was $2.126 billion in 2000, $4.227 billion in 1999 and $1.719 billion in 1998.

(b) Includes net pretax gains of approximately $65 million recognized in 2000 and $97 million recognized in 1999, principally relating to the sale of an interest in CanalSatellite, a pretax charge of $24 million recognized in 2000 in connection with the Six Flags litigation, pretax gains of $10 million recognized in 2000, $40 million recognized in 1999 and $30 million recognized in 1998, relating to the partial recognition of a deferred gain in connection with the 1998 sale of Six Flags, a pretax gain of approximately $215 million recognized in 1999 relating to the early termination and settlement of a long-term, home video distribution agreement and a noncash charge of $106 million recognized in 1999 relating to Warner Bros.'s retail stores.

(c) Includes net pretax gains (losses) relating to the sale or exchange of certain cable television systems and investments of $(1) million in 2000, $2.119 billion in 1999 and $90 million in 1998.

                                                         YEARS ENDED DECEMBER 31,
                                                      ----------------------------
                                                      2000        1999        1998
                                                      ----        ----        ----
                                                               (MILLIONS)
DEPRECIATION OF PROPERTY, PLANT AND EQUIPMENT
Filmed Entertainment-Warner Bros....................  $ 84        $150        $166
Broadcasting-The WB Network.........................     2           1           1
Cable Networks-HBO..................................    31          29          23
Cable...............................................   799         679         737
Digital Media.......................................     1           1           -
                                                      ----        ----        ----

Total...............................................  $917        $860        $927
                                                      ====        ====        ====
                                                         YEARS ENDED DECEMBER 31,
                                                      ----------------------------
                                                      2000        1999        1998
                                                      ----        ----        ----
                                                               (MILLIONS)
AMORTIZATION OF INTANGIBLE ASSETS (a)
Filmed Entertainment-Warner Bros. ................... $122        $122        $129
Broadcasting-The WB Network..........................    5           4           3
Cable Networks-HBO...................................    -           -           -
Cable................................................  438         378         377
Digital Media........................................    -           -           -
                                                      ----        ----        ----

Total................................................ $565        $504        $509
                                                      ====        ====        ====

-------------------
(a) Includes amortization relating to all business combinations accounted for by the purchase method, including Time Warner's $14 billion acquisition of WCI in 1989 and $1.3 billion acquisition of the minority interest in ATC in 1992.

                    TIME WARNER ENTERTAINMENT COMPANY, L.P.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


         Information as to the assets and capital expenditures is as follows:

                                                              DECEMBER 31,
                                                      ----------------------------
                                                      2000        1999        1998
                                                      ----        ----        ----
                                                               (MILLIONS)
ASSETS
Filmed Entertainment-Warner Bros. ................. $ 8,985     $ 8,894     $ 8,800
Broadcasting-The WB Network........................     294         284         244
Cable Networks-HBO.................................   1,570       1,284       1,159
Cable..............................................  14,365      13,820      11,314
Digital Media......................................      19           3           -
Corporate(a).......................................     225         558         713
                                                    -------     -------     -------

Total.............................................. $25,458     $24,843     $22,230
                                                    =======     =======     =======

-------------------
(a)  Consists principally of cash, cash equivalents and other investments.

                                                         YEARS ENDED DECEMBER 31,
                                                      ----------------------------
                                                      2000        1999        1998
                                                      ----        ----        ----
                                                               (MILLIONS)
CAPITAL EXPENDITURES
Filmed Entertainment-Warner Bros. ..................$   87      $  128      $  122
Broadcasting-The WB Network.........................     5           2           1
Cable Networks-HBO..................................    16          18          23
Cable............................................... 1,793       1,319       1,451
Digital Media.......................................     9           2           -
Corporate...........................................    16           6           6
                                                    ------      ------      ------

Total...............................................$1,926      $1,475      $1,603
                                                    ======      ======      ======

         Information as to operations in different geographical areas is as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                      ----------------------------
                                                      2000        1999        1998
                                                      ----        ----        ----
                                                               (MILLIONS)
REVENUES(a)
United States.......................................$11,594     $10,758     $10,167
United Kingdom......................................    504         461         459
Germany.............................................    225         275         263
Japan...............................................    265         268         162
France..............................................    165         202         163
Canada..............................................    203         157         145
Other international.................................  1,026       1,043         887
                                                    -------     -------     -------

Total...............................................$13,982     $13,164     $12,246
                                                    =======     =======     =======

-------------------
(a)  Revenues are attributed to countries based on location of customer.

         Because a substantial portion of TWE's international revenues is derived from the sale of U.S. copyrighted products abroad, assets located outside the United States are not material.

15.      COMMITMENTS AND CONTINGENCIES

         TWE's total rent expense amounted to $240 million in 2000, $233 million in 1999 and $218 million in 1998. The minimum rental commitments under noncancellable long-term operating leases are: 2001-$180 million; 2002-$178 million; 2003-$162 million; 2004-$141 million; 2005-$127 million; and after 2005-$1.0 billion.

                    TIME WARNER ENTERTAINMENT COMPANY, L.P.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


         TWE's minimum commitments and guarantees under certain programming, licensing, franchise and other agreements aggregated approximately $8.1 billion at December 31, 2000, which are payable principally over a five-year period.

         TWE is subject to a civil action brought by a former cable television competitor in New York City alleging violations of the antitrust laws. The case is presently scheduled for trial to begin on February 14, 2001. Although management believes these allegations are without merit, an adverse jury verdict could result in a material loss to TWE. Due to the vague nature of both plaintiffs' claims and their assertions of damages, a range of loss is not determinable at this time.

         TWE is subject to certain litigation relating to Six Flags. In December 1998, a jury returned an adverse verdict in the Six Flags matter in the amount of $454 million. As described in Note 4, TWE appealed the verdict, but, in July 2000, an appellate court unexpectedly affirmed the jury's verdict. As a result, TWE revised its estimate of its financial exposure and recorded a one-time, pretax charge of $50 million in 2000 to cover its additional financial exposure in excess of established reserves.

         TWE is also subject to numerous other legal proceedings. In management's opinion and considering established reserves, the resolution of these matters will not have a material effect, individually and in the aggregate, on TWE's consolidated financial statements.

16.      RELATED PARTY TRANSACTIONS

         In the normal course of conducting their businesses, TWE and its subsidiaries and affiliates have had various transactions with Time Warner and its subsidiaries, generally on terms resulting from a negotiation between the affected units that in management's view results in reasonable allocations. Employees of TWE participate in various Time Warner medical, stock option and other benefit plans for which TWE is charged its allocable share of plan expenses, including administrative costs. In addition, Time Warner provides TWE with certain corporate services, including accounting, tax, legal and administration, for which TWE paid a fee in the amount of $74 million in 2000, $73 million in 1999 and $72 million in 1998.

         TWE was required to pay a $130 million advisory fee to MediaOne over a five-year period that ended September 15, 1998 for MediaOne's expertise in telecommunications, telephony and information technology, and its participation in the management and technological upgrade of TWE's cable systems.

         TWE has management services agreements with Time Warner's cable business, pursuant to which TWE manages, or provides services to, the cable television systems owned by Time Warner. Such cable television systems also pay fees to TWE for the right to carry cable television programming provided by TWE's cable networks. Similarly, TWE's cable television systems pay fees to Time Warner for the right to carry cable television programming provided by Time Warner's cable networks.

         TWE's Cable division has sold or exchanged various cable television systems to MediaOne in an effort to strengthen its geographic clustering of cable television properties. See Note 3 for further information.

         TWE's Filmed Entertainment-Warner Bros. division has various service agreements with Time Warner's Filmed Entertainment-TBS division, pursuant to which TWE's Filmed Entertainment-Warner Bros. division

                    TIME WARNER ENTERTAINMENT COMPANY, L.P.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


provides certain management and distribution services for Time Warner's theatrical, television and animated product, as well as certain services for administrative and technical support.

         Time Warner's Cable Networks-TBS division has license agreements with TWE, pursuant to which the cable networks have acquired broadcast rights to certain film and television product. In addition, Time Warner's Music division provides home videocassette distribution services to certain TWE operations, and certain TWE units place advertising in magazines published by Time Warner's Publishing division.

         Time Warner had a credit agreement with TWE allowing it to borrow up to $400 million from TWE through September 15, 2000. During 1999, Time Warner used a portion of the proceeds received from the final distribution of the Senior Capital interests in TWE to repay all $400 million of outstanding borrowings under this agreement.

         In addition to transactions with its partners, TWE has had transactions with the Columbia House Company partnerships, Comedy Partners, L.P., Time Warner Telecom, the Road Runner Joint Venture, Courtroom Television Network and other equity investees of Time Warner and the Entertainment Group, generally with respect to sales of products and services in the ordinary course of business. TWE also has distribution and merchandising agreements with Time Warner Entertainment Japan Inc., a company owned by certain former and existing partners of TWE to conduct TWE's businesses in Japan.

17.      ADDITIONAL FINANCIAL INFORMATION

CASH FLOWS

         TWE has an asset securitization facility that provides for the accelerated receipt of up to $500 million of cash through the year 2001 on available licensing contracts. Assets securitized under this facility consist of cash contracts for the licensing of theatrical and television product for broadcast network and syndicated television exhibition, under which revenues have not been recognized because such product is not available for telecast until a later date ("Backlog Contracts"). In connection with this securitization facility, TWE sells, on a revolving and nonrecourse basis, certain of its Backlog Contracts ("Pooled Backlog Contracts") to a wholly owned, special purpose entity which, in turn, sells a percentage ownership interest in the Pooled Backlog Contracts to a third-party, commercial paper conduit sponsored by a financial institution.

         Because the Backlog Contracts securitized under this facility consist of cash contracts for the licensing of theatrical and television product that have already been produced, the recognition of revenue for such completed product is only dependent upon the commencement of the availability period for telecast under the terms of the licensing agreements. Accordingly, the proceeds received under the program are classified as deferred revenues in long-term liabilities in the accompanying consolidated balance sheet. In 2000, approximately $35 million of net proceeds were received under this securitization program. This compares to approximately $15 million of net proceeds repaid under this securitization program in 1999.

         During 2000, TWE began participating in one of Time Warner's asset securitization facilities which provides for the receipt of up to $350 million of cash on available receivables. In connection with this securitization facility, TWE sells, on a revolving and nonrecourse basis, certain of its accounts receivables ("Pooled Receivables") to a wholly owned, special purpose entity which, in turn, sells a percentage ownership interest in the Pooled Receivables to a third-party, commercial paper conduit sponsored by a financial institution. In addition, TWE services the Pooled Receivables on behalf of the special purpose entity. Income received by TWE in exchange for this service is equal to the prevailing market rate for such services and has not been material in any period. These securitization transactions have been accounted for as a sale in accordance with FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Accordingly, accounts receivable sold under this securitization program have been reflected as a reduction in receivables in the accompanying consolidated balance sheet. Net proceeds received under this securitization program were $174 million in 2000.

         TWE retains an ownership interest in the Pooled Receivables in the form of an interest-bearing note receivable. The note receivable, which has been adjusted to reflect the portion that is not expected to be collectible, bears an interest rate that varies with the prevailing market interest rates. For this reason and because the accounts receivables underlying the retained ownership interest that are sold to the special purpose entity are generally short term in nature, the fair value of the note receivable approximated its carrying value at both December 31, 2000 and 1999.

                    TIME WARNER ENTERTAINMENT COMPANY, L.P.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


         Additional financial information with respect to cash flows is as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                          ----------------------------
                                                          2000        1999        1998
                                                          ----        ----        ----
                                                                   (MILLIONS)
Cash payments made for interest..........................$536        $498        $537
Cash payments made for income taxes, net................. 107         132          91
Noncash capital contributions (distributions), net.......(373)        388         973

         Noncash investing activities in 2000 and 1999 included the exchange of certain cable television systems. Noncash investing activities in 1998 included the exchange of certain cable television systems, the Time Warner Telecom Reorganization, the formation of the Road Runner Joint Venture and the TWE-A/N Transfers (Note 3).

OTHER INCOME (EXPENSE), NET

         Other income (expense), net, consists of:

                                                             YEARS ENDED DECEMBER 31,
                                                          ----------------------------
                                                          2000        1999        1998
                                                          ----        ----        ----
                                                                   (MILLIONS)
Write-down of investment in Primestar....................$    -     $    -      $(210)
Other investment-related activity, principally net
     losses on corporate-related equity investees........  (203)      (185)      (119)
Losses on asset securitization programs..................   (59)       (27)       (26)
Other corporate finance-related activity.................    (5)       (31)         1
Miscellaneous............................................   (11)       (14)       (25)
                                                          -----      -----      -----
Total other income (expense), net........................ $(278)     $(257)     $(379)
                                                          =====      =====      =====

                    TIME WARNER ENTERTAINMENT COMPANY, L.P.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


OTHER CURRENT LIABILITIES

         Other current liabilities consist of:

                                                                 DECEMBER 31,
                                                             ------------------
                                                             2000          1999
                                                             ----          ----
                                                                  (MILLIONS)
Accrued expenses........................................... $2,150        $1,566
Accrued compensation.......................................    352           381
Deferred revenues..........................................    297           262
                                                            ------        ------

Total...................................................... $2,799        $2,209
                                                            ======        ======

                         REPORT OF INDEPENDENT AUDITORS



THE PARTNERS OF
TIME WARNER ENTERTAINMENT COMPANY, L.P.

         We have audited the accompanying consolidated balance sheet of Time Warner Entertainment Company, L.P. ("TWE") as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows and partnership capital for each of the three years in the period ended December 31, 2000. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of TWE's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TWE at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

         As discussed in Note 1 to the consolidated financial statements, in 2000 TWE changed its film accounting method.

                                             ERNST & YOUNG LLP


New York, New York
January 31, 2001

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
                         SELECTED FINANCIAL INFORMATION

         The selected financial information for each of the five years in the period ended December 31, 2000 set forth below has been derived from and should be read in conjunction with the consolidated financial statements and other financial information presented elsewhere herein. Capitalized terms are as defined and described in such consolidated financial statements, or elsewhere herein. Certain reclassifications have been made to conform to the 2000 presentation.

         The selected historical financial information for 1998 reflects (i) the TWE-A/N Transfers, effective as of January 1, 1998, (ii) the Primestar Roll-up Transaction, effective as of April 1, 1998, (iii) the formation of the Road Runner Joint Venture, effective as of June 30, 1998, (iv) the Time Warner Telecom Reorganization, effective as of July 1, 1998 and (v) the formation of the Texas Cable Joint Venture, effective as of December 31, 1998.

                                                                             YEARS ENDED DECEMBER 31,
                                                               ------------------------------------------------
SELECTED OPERATING STATEMENT INFORMATION                       2000       1999       1998       1997       1996
                                                               ----       ----       ----       ----       ----
                                                                                  (MILLIONS)
Revenues...................................................  $13,982    $13,164    $12,246    $11,318    $10,852
Depreciation and amortization..............................   (1,482)    (1,364)    (1,436)    (1,370)    (1,235)
Business segment operating income(a)(b)....................    2,126      4,227      1,719      1,444      1,078
Interest expense...........................................     (656)      (561)      (566)      (490)      (475)
Other income (expense), net(c).............................     (278)      (257)      (379)       164        (47)
Income before cumulative effect of accounting change
   and extraordinary item..................................      753      2,759        326        637        210
Net income(d)..............................................      229      2,759        326        614        210

                                                                                  DECEMBER 31,
                                                               ------------------------------------------------
SELECTED BALANCE SHEET INFORMATION                             2000       1999       1998       1997       1996
                                                               ----       ----       ----       ----       ----
                                                                                  (MILLIONS)
Cash and equivalents....................................... $    306   $    517   $     87    $   322    $   216
Total assets...............................................   25,458     24,843     22,230     20,731     19,973
Debt due within one year...................................        3          6          6          8          7
Long-term debt.............................................    7,108      6,655      6,578      5,990      5,676
Preferred stock of subsidiary..............................        -          -        217        233          -
Time Warner General Partners' Senior Capital...............        -          -        603      1,118      1,543
Partners' capital..........................................    6,926      7,149      5,107      6,333      6,574

------------------
(a) Includes net pretax gains (losses) of approximately $(1) million in 2000, $2.119 billion in 1999 and $90 million in 1998 relating to the sale or exchange of certain cable television systems and investments.

(b) Includes net pretax gains of approximately $65 million recognized in 2000 and $97 million recognized in 1999, principally relating to the sale of an interest in CanalSatellite, a pretax charge of $24 million recognized in 2000 in connection with the Six Flags litigation, pretax gains of $10 million recognized in 2000, $40 million recognized in 1999 and $30 million recognized in 1998 relating to the partial recognition of a deferred gain in connection with the 1998 sale of Six Flags, a pretax gain of approximately $215 million recognized in 1999 relating to the early termination and settlement of a long-term, home video distribution agreement and a noncash charge of $106 million recognized in 1999 relating to Warner Bros.'s retail stores.

(c) Includes a pretax charge of approximately $210 million in 1998 to reduce the carrying value of an interest in Primestar.

(d) Net income includes a cumulative effect of accounting change of $524 million in 2000 and an extraordinary loss on the retirement of debt of $23 million in 1997.

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
                   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                              BUSINESS
                                                                                               SEGMENT       NET
                                                                                              OPERATING    INCOME
QUARTER                                                                          REVENUES      INCOME      (LOSS)
-------                                                                          --------      ------     -------
                                                                                             (MILLIONS)
2000
1st(a)(b)......................................................................   $ 3,311      $  499       $(300)
2nd(b).........................................................................     3,313         477         145
3rd(b).........................................................................     3,494         600         248
4th(b).........................................................................     3,864         550         136
Year(b)........................................................................    13,982       2,126         229

1999

1st(c).........................................................................   $ 2,934      $  651      $  312
2nd(c).........................................................................     3,060       1,212         767
3rd(c).........................................................................     3,474         863         561
4th(c).........................................................................     3,696       1,501       1,119
Year(c)........................................................................    13,164       4,227       2,759


------------------
(a) First quarter revenues, operating income and net loss reflect the provisions of SOP 00-2, which was adopted in the second quarter of 2000, retroactive to the beginning of 2000.

(b) 2000 operating income has been affected by certain significant, nonrecurring items. These items consisted of (i) a net pretax, investment-related gain of approximately $65 million recognized in the third quarter, principally relating to additional proceeds received in connection with the 1999 sale of an interest in CanalSatellite, (ii) net pretax losses of approximately $8 million recognized in the second quarter and $7 million of gains recognized in the fourth quarter, thereby aggregating $1 million of losses for the year relating to the sale or exchange of various cable television systems and investments, (iii) a $50 million pretax charge recognized in the second quarter related to the Six Flags Entertainment Corporation ("Six Flags") litigation, (iv) pretax gains of $10 million recognized in the first quarter relating to the partial recognition of a deferred gain on the 1998 sale of Six Flags and (v) a noncash charge of $524 million recognized in the first quarter reflecting the cumulative effect of an accounting change in connection with the adoption of a new film accounting standard.

(c) 1999 operating income has been affected by certain significant nonrecurring items. These items consisted of (i) a pretax gain of $10 million recognized in each quarter, thereby aggregating $40 million for the year, relating to the partial recognition of a deferred gain on the 1998 sale of Six Flags, (ii) a net pretax gain of approximately $215 million recognized in the first quarter relating to the early termination and settlement of a long-term home video distribution agreement, (iii) a net pretax gain of approximately $97 million recognized in the fourth quarter relating to the sale of an interest in CanalSatellite, (iv) a noncash pretax charge of approximately $106 million recognized in the fourth quarter relating to Warner Bros.'s retail stores and (v) net pretax gains relating to the sale and exchange of various cable television systems and investments of $760 million recognized in the second quarter, $358 million recognized in the third quarter, $1.001 billion recognized in the fourth quarter, thereby aggregating $2.119 billion for the year.

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                   ADDITIONS
                                                                      BALANCE AT  CHARGED TO             BALANCE
                                                                       BEGINNING   COSTS AND              AT END
                               DESCRIPTION                             OF PERIOD   EXPENSES  DEDUCTIONS  OF PERIOD
                               -----------                             ---------   --------  ----------  ---------
                                                                                          (MILLIONS)
2000:
Reserves deducted from accounts receivable:
   Allowance for doubtful accounts................................      $290         $158      $  (89)(a)    $359
   Reserves for sales returns and allowances......................       378          448        (508)(b)     318
                                                                        ----         ----        ----        ----
Total.............................................................      $668         $606       $(597)       $677
                                                                        ====         ====       =====        ====

1999:
Reserves deducted from accounts receivable:
   Allowance for doubtful accounts................................      $271         $114      $  (95)(a)    $290
   Reserves for sales returns and allowances......................       235          456        (313)(b)     378
                                                                        ----         ----        ----        ----
Total.............................................................      $506         $570       $(408)       $668
                                                                        ====         ====       =====        ====

1998:
Reserves deducted from accounts receivable:
   Allowance for doubtful accounts................................      $218         $144      $  (91)(a)    $271
   Reserves for sales returns and allowances......................       206          338        (309)(b)     235
                                                                        ----         ----        ----        ----
Total.............................................................      $424         $482       $(400)       $506
                                                                        ====         ====       =====        ====

-------------------
(a)  Represents uncollectible receivables charged against the reserve.

(b)  Represents returns or allowances applied against the reserve.